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                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
North Fork Bancorporation, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-06673) on Form S-8 of North Fork Bancorporation, Inc. (successor by merger to GreenPoint Financial Corp.) of our report dated June 29, 2005, relating to the statement of net assets available for benefits of the GreenPoint 401(k) Savings Plan as of December 31, 2004, and the related statement of changes in net assets available for benefits for the year ended December 31, 2004, and the related supplemental schedule H, line 4i -- schedule of assets (held at end of year), which report appears in the December 31, 2004 Annual Report on Form 11-K of the GreenPoint 401(k) Savings Plan.

/s/ KPMG LLP

New York, New York
June 29, 2005